March 4, 2011

Office of the Chief Accountant
Division of Corporate Finance
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549-7561
United States Qingdao Footwear Inc.-SEC FILE No. 000-53075

Dear Sir or Madam:

We are the former independent auditors for Qingdao Footwear Inc. (the “Company”). We have read the Company’s current report on 8-K dated March 4, 2011 and are in agreement with the disclosure in Item 4.01, insofar as it pertains to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

/MaloneBailey, LLP

MALONEBAILEY, LLP